Exhibit 3.8

FIRST AMENDMENT TO BY-LAWS

OF

FG NEXUS INC.,

a Nevada corporation

This FIRST Amendment TO BY-LAWS (the “Amendment”) of FG NEXUS INC. (f/k/a Fundamental Global Inc. and FG Financial Group, Inc.), a Nevada corporation (the “Corporation”), is effective as of October 13, 2025 (the “Amendment Effective Date”).

WHEREAS, Article VII, Section 11 of the By-Laws of the Corporation in effect immediately prior to the Amendment Effective Date (the “Current By-Laws”) provides, in relevant part, that the Current Bylaws may be altered or amended by a vote of the Board of Directors of the Corporation (the “Board”) or by the stockholders; and

WHEREAS, the Board desires to amend the Current By-Laws as set forth in this Amendment, effective as of the Effective Date.

NOW, THEREFORE, the Current By-Laws are hereby amended as follows, effective as of the Amendment Effective Date.

1.	Amendment to By-Laws. Article VII, Section 11 of the Current By-Laws (as so amended, the “By-Laws”) is hereby deleted in its entirety and replaced with the following:

SECTION 11. AMENDMENT OF BY-LAWS. The Board shall have the power to adopt, amend, alter or repeal these By-laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-laws.

2.	Effect on By-Laws. The terms of this Amendment shall modify and amend the terms of the Current By-Laws to the extent expressly modified and amended herein, but every other term and condition contained in the Current By-Laws is hereby ratified, affirmed, remains in full force and effect and shall remain unchanged unless expressly amended or modified hereby or by another written instrument entered into in accordance with the terms of the By-Laws.

3.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any conflict of laws principles that would result in the application of the laws of any jurisdiction other than the State of Nevada.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this First Amendment to By-Laws to be executed by its duly authorized representative as of the Amendment Effective Date.

CORPORATION:

FG NEXUS INC.

By:	/s/ D. Kyle Cerminara
Name:	D. Kyle Cerminara
Title:	Chief Executive Officer

[Signature Page to First Amendment to Bylaws of FG Nexus Inc.]